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                                                                  EXHIBIT 10.12

                            [MACROVISION LETTERHEAD]

                                December 6, 1996


Command Audio Corporation
805 Veterans Blvd.
Redwood City, CA 94063

Attn:  Manny Krakaris, Chief Financial Officer

Re:  Offer to Repurchase 100,000 Shares of Macrovision Common Stock

Gentlemen:

     Pursuant to the Restricted Stock Acquisition Agreement between Command Audio Corporation ("CAC") and Macrovision Corporation ("Macrovision"), dated as of July 31, 1996, and amended as of November 29, 1996 (the "Agreement"), you now hold 100,000 shares of Macrovision common stock that are vested shares under the Agreement.

     Macrovision hereby offers to repurchase all, but not less than all, of such 100,000 shares at the price of $5.00 per share (with such number of shares and per share price to be adjusted proportionately in the event of any stock split of Macrovision common stock occurring between the date hereof and the date of repurchase). This offer shall remain in effect, and may not be modified or withdrawn by Macrovision without the prior written approval of CAC, for a period of ninety (90) days from the date hereof. This offer automatically shall terminate and shall be null and void if it is not accepted by written notice of acceptance delivered to the Chief Financial Officer of Macrovision on or before 5:00 p.m. Pacific Standard Time on March 4, 1997.

     Repurchase of the shares shall be concluded within five business days following acceptance of the offer. CAC may assign its right to receive any payment for shares of Macrovision common stock that may become due as a result of the acceptance of this offer.

                                       Very truly yours,

                                       /s/  Victor Viegas

                                       Victor Viegas
                                       Chief Financial Officer